UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Tollgrade Communications, Inc.

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NEWS RELEASE
Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
TOLLGRADE SENDS LETTER TO SHAREHOLDERS
Urges Shareholders to Support the Board’s Plans for Transforming Tollgrade
by Voting for the Board’s Nominees on the WHITE Proxy Card
PITTSBURGH, July 16, 2009 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today announced that it is has sent the following letter to shareholders:
Dear Fellow Tollgrade Shareholder:
RE-ELECT TOLLGRADE’S HIGHLY QUALIFIED
AND VERY EXPERIENCED DIRECTORS
VOTE THE WHITE PROXY CARD TODAY
     As you decide how to vote at the upcoming 2009 Annual Meeting of the Shareholders of Tollgrade Communications, Inc. to be held on August 5, 2009, ask yourself the following question:
WHY WERE TOLLGRADE AND THE RAMIUS GROUP NOT ABLE TO
AGREE TO A SETTLEMENT THAT WOULD HAVE AVOIDED THIS
COSTLY, DISRUPTIVE AND DISTRACTING PROXY CONTEST?
     As we have previously informed you, we recently appointed Charles E. Hoffman and Edward H. Kennedy, both of whom have decades of experience in the telecom industry, as the newest independent members of your Board of Directors.
     We had offered months ago to work with the Ramius Group to add two additional independent directors who can enhance the telecom industry expertise of your Board and be a representative of ALL stockholders. While, for the reasons described in this letter, we were unable to ultimately reach a settlement with the Ramius Group to avoid a costly, disruptive and distracting proxy contest, we decided that it was in the best interests of our stockholders that we continue to move forward and identify two highly qualified, very experienced and completely independent Board candidates that would enhance the telecom industry expertise of your Board. Charles E. Hoffman and Edward H. Kennedy are those such candidates.
     The addition to your Board of two independent directors with deep operating expertise in the telecom sector comes at a pivotal moment in Tollgrade’s history and is just the latest evidence of our ongoing and proven commitment to transform Tollgrade and position it for sustainable growth. The additions to your Board of Edward H. Kennedy and Charles E. Hoffman
TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024
412-820-1400 / 800-878-3399 / Fax: 412-820-1530 / Telco Support: 800-777-5405
www.tollgrade.com

are both the result of a comprehensive search process that we initiated a number of months ago to identify highly qualified telecom industry experts with deep operating experience who would be appropriate candidates for your Board. Given their years of telecom industry experience as well as their experience as CEO’s and public company board members, we expect both Edward H. Kennedy and Charles E. Hoffman to be tremendous resources to Tollgrade as we continue our transformation and refocus Tollgrade’s core business on our service assurance offerings to the telecom market and position Tollgrade for long-term growth, a return to profitability, market leadership and increasing returns for investors.
     Our good fortune in being able to attract such highly qualified and very experienced candidates to your Board, like Edward H. Kennedy and Charles E. Hoffman, is further evidence that Tollgrade is moving in the right direction and continuing to make significant and substantial progress as we continue our transformation.
WE MADE MULTIPLE ATTEMPTS TO AVOID
A COSTLY, DISTRACTING AND DISRUPTIVE PROXY CONTEST
     Since February 2009, we attempted on numerous occasions to constructively and in good faith engage with the Ramius Group to avoid a proxy contest which not only is very costly to Tollgrade but also distracts management’s attention from working to build long-term value for our shareholders. We sought in good faith to move beyond this unnecessary distraction and keep our full attention focused on delivering on Tollgrade’s very significant potential and our various initiatives for enhancing long-term value for ALL Tollgrade shareholders. In light of this, we made numerous attempts to settle this proxy contest with the Ramius Group and we held numerous meetings in New York and Pittsburgh, and engaged in numerous telephone conversations, with representatives of the Ramius Group.
THE TOLLGRADE BOARD MADE IT CLEAR TO THE RAMIUS GROUP ON MULTIPLE
OCCASIONS THAT IT WAS VERY RECEPTIVE TO WORKING WITH THEM TO
ENHANCE THE COMPOSITION OF THE TOLLGRADE BOARD
     During our many discussions with the Ramius Group, one of the themes that the Ramius Group often returned to was its belief that “substantial change” was needed on the Tollgrade Board. As we repeatedly advised them, the Tollgrade Board is not at all opposed to “change” that enhances the composition of your Board provided that such change occurs in a manner that is consistent with your Board’s duty to act in the best interests of ALL shareholders. It was the unanimous view of your Board that it would benefit from the addition of more telecom industry expertise, not just individuals with a working knowledge and familiarity with our industry, but individuals with deep and broad operating backgrounds in the telecom industry. In this regard, we retained the nationally-recognized executive search firm of CTPartners to assist your Board in identifying, qualifying and interviewing telecom industry experts that would be appropriate candidates for our Board.
     We also made it clear to the Ramius Group that we are not opposed, in principle, to enhancing shareholder representation on our Board, particularly with a representative referred to us from a major shareholder, provided that such representation is not disproportionate to the level of such shareholder’s investment in Tollgrade and we have appropriate assurances that such representative is committed to representing the interests of ALL shareholders. However, we have always been, and continue to be, adamantly opposed to any change in the composition of your Board, even if not a technical “change in control,” that would allow any individual shareholder or group of shareholders to assert disproportionate influence, if not effective control, over the Tollgrade Board. The Ramius Group’s three nominees, if elected, would account for close to 40% of the membership of your Board.
WE BELIEVE THAT WE MADE A VERY REASONABLE OFFER TO
THE RAMIUS GROUP TO SETTLE THE PROXY CONTEST
     We offered to nominate a slate of candidates for election to the Tollgrade Board at our 2009 Annual Meeting that would include three new directors comprised of one Ramius representative and two independent telecom industry representatives. We also agreed to expand the Tollgrade Board to eight members to facilitate the settlement. One of the telecom industry representatives would be chosen by the Ramius Group and one by Tollgrade. Our settlement offer was subject to the execution of a customary proxy contest settlement agreement that would have required the Ramius Group to agree to a standstill that would have assured Tollgrade and its shareholders that the Ramius Group would not bring another costly, distracting and disruptive proxy contest at Tollgrade’s 2010 annual meeting. We were particularly concerned that the Ramius Group may seek to bring a proxy contest against us even after it had representation on the Tollgrade Board as it recently and unsuccessfully sought to do at CPI Corp.
     We truly believed that we had suggested a fair and appropriate resolution that was in the best interests of ALL shareholders and hoped that such a resolution would have allowed us to work together with the Ramius Group to continue to enhance your Board and realize the full long-term potential of Tollgrade.
THE RAMIUS GROUP REFUSED TO CONSIDER A
SETTLEMENT THAT WOULD PREVENT THEM FROM PURSUING
ANOTHER PROXY CONTEST AGAINST TOLLGRADE
     The Ramius Group adamantly refused to consider entering into a settlement agreement that would prevent them from pursuing another costly, distracting and disruptive proxy contest against Tollgrade at our 2010 Annual Meeting and the only standstill that it offered us was, effectively, less than a year in duration.
     We believe the Ramius Group’s strident and adamant opposition to a “standstill” with us that would have prevented them from bringing another costly, distracting and disruptive proxy contest against us in 2010 and their steadfast insistence on preserving their ability to acquire substantial influence, if not effective control, over the Tollgrade Board, as opposed to working with us to identify two mutually acceptable independent directors with telecom industry expertise, is clear and convincing evidence that the ultimate goal of the Ramius Group is to be able to exert substantial influence and effective control over Tollgrade disproportionate to their investment in Tollgrade: The Ramius Group’s nominees, if elected, would account for close to 40% of the membership of your Board.

THE RAMIUS GROUP REFUSED TO ALLOW US TO
INTERVIEW THEIR PROPOSED NOMINEES
     On numerous occasions, we requested the opportunity to meet with and interview the Ramius Group’s proposed telecom industry representatives, Scott C. Chandler and Edward B. Meyercord, III. Each time we made a request to interview either Mr. Chandler or Mr. Meyercord, the Ramius Group refused to allow your Board any access to these individuals. Given Mr. Chandler’s experience in leading Rhythms NetConnections, Inc. first into an “internet bubble” valuation of $9 billion and thereafter into a bankruptcy and liquidation where stockholders ultimately received $0 for their shares and Mr. Meyercord’s experience serving in senior leadership positions at Talk America during a time when it was the subject of multiple state and federal investigations into its marketing and billing practices (and entered into two consent decrees with the Federal Communications Commission) and had numerous accounting and internal control issues (that ultimately led to a restatement of its financial statements), we believe that the Tollgrade Board has a fiduciary duty to evaluate the suitability and qualifications of these potential candidates. From a corporate governance perspective, the Ramius Group’s approach was unacceptable to us. Your Board has a fiduciary duty to choose director nominees who will represent the interests of ALL shareholders and who will promote long-term shareholder value for ALL shareholders. Your Board is not prepared to abdicate that duty under any circumstances.
WE WERE VERY CONCERNED WHETHER THE RAMIUS GROUP’S
PROPOSED NOMINEES WOULD BE ABLE TO TAKE ACTIONS THAT MAY
BE ADVERSE TO THE INTERESTS OF THE RAMIUS GROUP
     Two of the Ramius Group’s proposed nominees to your Board, Scott C. Chandler and Edward B. Meyercord, III, are receiving significant compensation from the Ramius Group for agreeing to be named and serve as nominees of the Ramius Group, irrespective of whether they are elected as directors of Tollgrade. In addition to receiving $20,000 each as compensation, each of Messrs. Chandler and Meyercord are being indemnified for any claims that may arise from the proxy contest being waged against Tollgrade by the Ramius Group. Given these compensatory arrangements, we question whether Messrs. Chandler and Meyercord can be expected to take actions that may be in the best interests of ALL Tollgrade shareholders other than the Ramius Group or that may conflict with or be adverse to the interests and agenda of the Ramius Group.
THE PROXY CONTEST SETTLEMENT THAT WAS PROPOSED TO US BY
THE RAMIUS GROUP WOULD HAVE REQUIRED US TO APPOINT PETER A. FELD,
A RELATIVELY JUNIOR RAMIUS GROUP EMPLOYEE WITH
NO TELECOM INDUSTRY EXPERIENCE AND RELATIVELY LITTLE PUBLIC COMPANY
BOARD EXPERIENCE TO THE TOLLGRADE BOARD
     While Mr. Feld was not one of the nominees proposed by the Ramius Group in its advance notice of nomination and is not currently being proposed by the Ramius Group as a nominee for election to the Tollgrade Board, as the proxy contest settlement discussions between Tollgrade and the Ramius Group were beginning to gain traction and achieve progress at the end of May, we were informed that the Ramius Group wanted Mr. Feld to be their representative on the Tollgrade Board in lieu of either Jeffrey M. Solomon or Jeffrey Libshutz, both of whom had been named in the Ramius Group’s advance notice of nomination. The Tollgrade Board had significant reservations about agreeing to a settlement that would require us to appoint Mr. Feld to your Board. Mr. Feld was recently proposed as a nominee by the Ramius Group for re-election to the CPI Corp. Board in a proxy contest that the Ramius Group ultimately lost. Here is what CPI Corp. had to say about Mr. Feld in a letter to stockholders dated June 18, 2009:
“There is no comparison between the experience of Ramius’s current board representative and nominee, Peter Feld (age 30), and [CPI’s nominee], who Ramius is targeting to be removed from CPI’s board. . .Mr. Feld . . . was an investment banking analyst at Bank of America Securities only five years ago, and his brief tenure on the CPI board represents his most substantial board experience. . . Mr. Feld has served on the board only since last July, and was added at Ramius’s request solely as a surrogate for a more senior Ramius partner who stepped down due to other priorities. — Mr. Feld lacks the authority and experience to act independently. In February, Mr. Feld couldn’t vote either for or against the normal dividend declaration until he checked with his Ramius superiors. He never actually took a position on the dividend at all since he couldn’t act in a timely fashion. When he did act, joining the rest of the board in a unanimous endorsement of the incumbent slate of directors in April, he was overruled the very next day by a Ramius superior who called to demand board changes to increase Ramius’s “representation.” We believe that Mr. Feld is unable to act independently and to take action without authorization from his superiors at Ramius.”
WE WERE VERY CONCERNED THAT THE RAMIUS GROUP’S NOMINEES
WOULD, IF APPOINTED TO THE TOLLGRADE BOARD, EVENTUALLY BECOME A
DISRUPTIVE AND DESTABILIZING INFLUENCE ON THE TOLLGRADE BOARD
     We have been actively observing the recent and ultimately unsuccessful proxy contest that the Ramius Group waged against CPI Corp., a company that the Ramius Group already had earlier waged a contested solicitation against and had secured the right to have their employee, Mr. Feld, serve as their representative on the CPI Board. According to CPI’s public communications and filings with the Securities and Exchange Commission, they have been very unhappy with their experience of having a Ramius employee on their Board and we are very concerned about repeating the experience that CPI has had to endure. As CPI noted in a letter dated June 18, 2009 to its stockholders:
“Ramius has become a highly disruptive and destabilizing influence on the board. In what we believe was a panicked response to the stock price pressures of the last year, Ramius has engaged in a range of disruptive behaviors: — Ramius called for sudden changes in senior management without any suggestions or plans for improvement; — Ramius tried to polarize the board and management and then stack the board with hand-picked nominees; — Ramius tried to force the Company to engage in a sale process at a time when the stock was trading below $4.00 per share and against the counsel of the Company’s investment bankers. These activities, furthermore, have involved not just disruptive boardroom behavior but also harassing calls to board members from Ramius executives. The current proxy contest is just the latest manifestation of Ramius’s distracting, unconstructive and damaging behavior. . . It is clear that if Ramius were to get even its present director renewed, let alone another, it would ensure further disruption and time-wasting of Company personnel and directors.”
WE WERE VERY CONCERNED THAT THE RAMIUS GROUP’S
INTERESTS WOULD EVENTUALLY DIVERGE FROM THE
INTERESTS OF OTHER STOCKHOLDERS
     We were very concerned that the Ramius Group may advocate for actions that are at odds with the long-term interests of other stockholders, particularly given what we have observed in the recent and ultimately unsuccessful proxy contest that the Ramius Group waged against CPI Corp. As CPI noted in a letter dated June 18, 2009 to its stockholders:
“Ramius’s interests have diverged from those of the other stockholders. Ramius has made repeated declarations to the board and management of its desire to exit its CPI investment since the Summer of 2008. — Ramius has pressed for getting liquidity for its CPI stake through a sale of the Company, irrespective of the damage to the long-term interests of other stockholders. — Ramius advocated a sale of the Company at the worst possible time. With the financial markets in disarray, the stock trading at artificially depressed levels and the Company only starting to reap the benefits of its successful integration of the PictureMe Portrait Studio operations, and against the strong advice of the Company’s investment bankers, Ramius pressed repeatedly for a sale process beginning just after the Company renewed its contract with Sears last December.”
WE WERE VERY CONCERNED THAT THE RAMIUS GROUP MAY BE MORE
ATTRACTED BY OUR MORE THAN $60 MILLION IN CASH RESERVES
THAN TOLLGRADE’S VERY SIGNIFICANT POTENTIAL FOR
GROWING LONG-TERM SHAREHOLDER VALUE
     The Ramius Group has repeatedly pointed out to Tollgrade, including in its letter dated May 18, 2009 that was publicly released, that it believes that shareholders are attributing little to no value to the operating businesses at Tollgrade and are valuing Tollgrade based solely on Tollgrade’s $60 million cash balance. In addition, the Ramius Group has not provided us with any changes to Tollgrade’s strategy or operations; despite our numerous interactions with the Ramius Group, we have yet to learn what their “vision” is for Tollgrade. This leads us to believe that the Ramius Group may be more attracted by our more than $60 million in cash reserves than Tollgrade’s very significant potential for growing long-term shareholder value.
YOUR VOTE IS IMPORTANT!
RE-ELECT YOUR DIRECTORS BY
VOTING THE WHITE PROXY CARD TODAY
     Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.
     If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy solicitor, The Altman Group, Inc., Toll-Free at (866) 340-6685 or (201) 806-7300.

     Thank you for your continued support of Tollgrade. We look forward to communicating with you in the coming weeks.
Sincerely,

Joseph A. Ferrara
Chairman of the Board of Directors, President and
Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
The Altman Group
1200 Wall Street West
Lyndhurst, NJ 07071

About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.
Important Information
In connection with the solicitation of proxies, Tollgrade Communications, Inc. has filed with the SEC and mailed to shareholders on or about June 22, 2009 a definitive proxy statement in connection with its 2009 Annual Meeting of Shareholders. A supplement to this proxy statement was filed with the SEC and mailed to shareholders on or about July 7, 2009 and it amends, supplements and, to the extent inconsistent, supersedes the corresponding information previously sent to the shareholders of Tollgrade. Tollgrade, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2009 Annual Meeting of Shareholders. Information regarding the interests of such participants is included in the definitive proxy statement, the supplement thereto and other relevant documents filed and to be filed by Tollgrade with the SEC in connection with the proxy solicitation. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TOLLGRADE WILL FILE WITH THE SEC

WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement, the supplement thereto and any other documents filed by Tollgrade with the SEC in connection with the proxy solicitation at the SEC’s website at http://www.sec.gov and Tollgrade’s website at http://www.tollgrade.com.
Forward-Looking Statements
The foregoing release contains “forward-looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that such “forward-looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward-looking statements. The Company disclaims any current intention to update its “forward-looking statements,” and the estimates and assumptions within them, at any time or for any reason. Any number of factors that could cause actual events or results to differ materially from those contained in the “forward-looking statements” is included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2008 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
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